Exhibit 4.1

NUMBER U-		UNITS

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP ________

CAPITOL INVESTMENT CORP. VII

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

UNITS

THIS CERTIFIES THAT____________________is the owner of___________

UNITS CONSISTING OF ONE SHARE OF CLASS A COMMON STOCK AND ONE-FIFTH OF ONE REDEEMABLE WARRANT, EACH WHOLE WARRANT EXERCISABLE TO PURCHASE ONE SHARE OF CLASS A COMMON STOCK

Each Unit (a “Unit”) consists of one share of Class A common stock, par value $0.0001 per share (the “Common Stock”), of Capitol Investment Corp. VII, a Delaware corporation (the “Company”), and one-fifth of one redeemable warrant (a “Warrant”). Each whole Warrant entitles the holder to purchase one share of Common Stock for $11.50 per share (subject to adjustment). Each whole Warrant will become exercisable on the later of (i) 30 days after the Company’s completion of a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”) and (ii) 12 months from the closing of the Company’s initial public offering (the “IPO”) (provided, in each case, that the Company has an effective registration statement under the Securities Act of 1933, as amended, covering the Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities or blue sky laws of the state of residence of the holder (or the Company permits holders to exercise their Warrants on a cashless basis under the circumstances specified in the Warrant Agreement (as defined below) as a result of (i) the Company’s failure to have an effective registration statement by the 60th business day after the closing of its initial Business Combination or (ii) a notice of redemption being delivered by the Company with respect to the Warrants), and will expire unless exercised before 5:00 p.m., New York City time, on the fifth anniversary of the completion of the Company’s initial Business Combination, or earlier upon redemption or liquidation. The Common Stock and Warrants comprising the Units represented by this certificate are not transferable separately prior to the 52nd day following the date of the prospectus relating to the IPO (or, if such date is not a business day, the following business day), subject to earlier separation in the discretion of Citigroup Global Markets Inc.; provided that the Company has filed with the Securities and Exchange Commission a Current Report on Form 8-K which includes an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the IPO and issued a press release announcing when separate trading will begin. No fractional warrants will be issued upon separation of the Units. The terms of the Warrants are governed by a warrant agreement, dated as of ______, 2021 (the “Warrant Agreement”), between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 1 State Street, 30th Floor, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company. This certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Witness the facsimile signatures of the Company’s duly authorized officers.

By
	Chairman of the Board	Secretary

Capitol Investment Corp. VII

The Company will furnish without charge to each Unit holder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Company and the qualifications, limitations or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM –	as tenants in common	UNIF GIFT MIN ACT - _____ Custodian ______
TEN ENT –	as tenants by the entireties	(Cust) (Minor)
JT TEN –	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts to Minors Act ______________ (State)

Additional abbreviations may also be used though not in the above list.

For value received, ___________________________ hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

__________________________________Units represented by the within certificate, and does hereby irrevocably constitute and appoint _______________________ Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated
	Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.
Signature(s) Guaranteed: ______________________________

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15) (OR ANY SUCCESSOR RULE).

In each case, as more fully described in the final prospectus relating to the IPO, dated ______, 2021, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with the IPO only in the event that (i) the Company redeems the shares of Common Stock sold in the IPO and liquidates because it does not consummate an initial Business Combination by the date set forth in the Company’s amended and restated certificate of incorporation, (ii) the Company redeems the shares of Common Stock sold in the IPO in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial business combination or to redeem 100% of the Common Stock if it does not consummate an initial Business Combination by the date set forth in the Company’s amended and restated certificate of incorporation or with respect to any other provision relating to the rights of holders of the Common Stock or pre-initial Business Combination activity or (iii) if the holder(s) seek(s) to redeem for cash his, her or its respective shares of Common Stock in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks stockholder approval of the proposed initial Business Combination) setting forth the details of a proposed initial business combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.